Exhibit 99.2

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	November 29, 2017	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300 telephone (214) 559-0301 facsimile

DORCHESTER MINERALS, L.P. ANNOUNCES CHANGE IN BOARD OF MANAGERS

DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the appointment of Mr. Allen D. Lassiter as an Independent Manager to serve on the Advisory Committee until our Annual Meeting in May 2018, when he is eligible for election by our unitholders.

Mr. Lassiter currently serves as Vice Chairman – Investment Banking at Raymond James and Associates, Inc., an investment banking firm. Mr. Lassiter previously served as Managing Director and Energy Group Head at Raymond James, Managing Director and Group Head of Southwest Investment Banking for Kemper Securities Inc. and in various positions, including Managing Director and Energy Investment Banking Group Co-Head at Smith Barney, Inc. Mr. Lassiter received a Bachelor of Arts degree from the University of North Carolina and a Master of Business Administration from The Wharton School of Finance at the University of Pennsylvania.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.